Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement (this “Agreement”), dated as of January 15, 2008 (the “Termination Date”), is made by and between EQUITABLE RESOURCES, INC., a Pennsylvania corporation (“Equitable”), and DOMINION RESOURCES, INC., a Virginia corporation (“Dominion”).

WITNESSETH:

WHEREAS, Equitable and Dominion (as successor by merger to Consolidated Natural Gas Company) are parties to that certain Stock Purchase Agreement, dated as of March 1, 2006, as amended (the “SPA”); and

WHEREAS, the Parties desire to terminate the SPA and abandon the transactions contemplated therein, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.               Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the SPA.

2.               Pursuant to Section 9.1(a) of the SPA, the Parties hereby elect to terminate the SPA, effective as of the Termination Date.

3.               In accordance with Section 9.2(b) of the SPA, the Confidentiality Agreement shall survive in its entirety the termination of the SPA until the earlier of December 31, 2009 or the Pennsylvania Public Utility Commission’s issuance of a final order in a proceeding for regulatory approval of a subsequent sale of the Companies.  The Amended and Restated Confidentiality Agreement between the Parties, dated July 26, 2006, as amended (the “Sensitive Information Confidentiality Agreement”) also survives in its entirety the termination of the SPA; provided that the reference to return or destruction requirements of Section 2 thereof shall not be triggered until notice thereof is provided by Dominion.  Dominion agrees not to demand return or destruction pursuant to the foregoing agreements during the pendancy of the matters known as (a) Federal Trade Commission v. Equitable Resources, Inc. et al. before the United States Court of Appeals for the Third Circuit, Case No. 07-2499, and all appeals thereof and (b) In the Matter of: Equitable Resources, Inc. et al before the Federal Trade Commission, Docket No. 9322 (collectively, the “FTC Litigation”).  Equitable shall take commercially reasonable measures to sequester any and all materials subject to the confidentiality obligations of the Confidentiality Agreement and the Sensitive Confidentiality Agreement, and shall access such materials solely as required in connection with the FTC Litigation and for no other purpose.

4.               Each Party hereby releases the other Party and its trustees, directors, officers, employees, agents and Affiliates from each and all of their obligations and any claims and demands, in each case arising out of or in connection with the SPA, except with respect to (a) the Confidentiality Agreement; (b) the Sensitive Information Confidentiality Agreement; (c) claims of fraud; and (d) this Mutual Termination Agreement.  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE RESPONSIBLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES RELATED TO LOST BUSINESS, LOST PROFITS, LOSS OF USE, AND LOSS OF DATA, OR FAILURE TO REALIZE SAVINGS OR BENEFITS) ARISING UNDER THE SPA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS.

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IN WITNESS WHEREOF, Equitable and Dominion have executed this Agreement effective as of the date first written above.

EQUITABLE RESOURCES, INC.,		DOMINION RESOURCES, INC.
a Pennsylvania corporation		a Virginia corporation

By:	/s/Murry S. Gerber	By:	/s/Thomas N. Chewning
Name:	Murry S. Gerber	Name:	Thomas N. Chewning
Title:	Chairman and	Title:	Executive Vice President and
	Chief Executive Officer		Chief Financial Officer